Exhibit 5

April 3rd, 2023

Canadian Derivatives Clearing Corporation

1800-1190 avenue des Canadiens-de-Montréal

P.O. Box 37

Montreal, Quebec H3B 0G7

     Canadian Derivatives Clearing Corporation

     Post-Effective Amendment No. 11 to

     Registration Statement on Form S-20

I am the Director, Business Advisory & Regulatory Affairs (Post-Trade) of TSX Inc. and I act a legal counsel for the Canadian Derivatives Clearing Corporation (“CDCC”) and in that regard have been requested to provide this opinion in connection with the filing of Post-Effective Amendment No. 11 to CDCC’s Registration Statement on Form S-20 (the “Amendment”) with the United States Securities and Exchange Commission covering 50,000,000 call and put option contracts (the “Contracts”) to be issued in respect of underlying securities, stock indices in transactions on Bourse de Montréal Inc.

In order to provide this opinion, I have reviewed or examined such certificates of officers of CDCC and such other documents and made such investigations as I consider necessary and appropriate.

This opinion is limited to the laws of the Province of Québec and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, I am of the opinion that:

1.	CDCC is a corporation validly existing under the Canada Business Corporations Act, this Act being the federal incorporation statute for Canada.

2.	The 50,000,000 Contracts have been duly authorized, and when duly issued in accordance with the by-laws and rules of CDCC such Contracts will be valid and legally binding obligations of CDCC (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally) in accordance with and subject to such by-laws and rules.

I hereby consent to the filing of this opinion as an exhibit to the Amendment and the use of my name in the Amendment and in the prospectus forming a part thereof.

Yours very truly,

Martin Jannelle

Director, Business Advisory & Regulatory Affairs (Post-Trade)

TSX Inc.